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Exhibit 3.1

ARTICLES OF ORGANIZATION
OF
MV PARTNERS, LLC

A LIMITED LIABILITY COMPANY

        The undersigned, in order to form a limited liability company for the purposes hereinafter stated under and pursuant to the Kansas Revised Limited Liability Company Act (the "Act"), hereby provide as follows:

ARTICLE I

Name

        The name of the limited liability company formed hereby is MV Partners, LLC (the "Company").

ARTICLE II

Registered Office and Resident Agent

        The address of the Company's registered office in the State of Kansas is 250 N. Water, Suite 300, Wichita, Kansas 67202. The name of its resident agent at such address is David L. Murfin.

ARTICLE III

Operating Agreement

        The Members shall adopt a written Operating Agreement to govern the rights, duties, and obligations of the Members. Oral amendments to the Operating Agreement shall be invalid. A person shall become a Member of the Company only upon the execution by such person, or a duly authorized representative, of the Operating Agreement or any other writing evidencing the intent to become a Member and be bound by the terms of the Operating Agreement.

        IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name on this 1st day of August, 2006.

/s/ DAVID L. MURFIN David L. Murfin, as authorized agent

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ARTICLES OF ORGANIZATION OF MV PARTNERS, LLC A LIMITED LIABILITY COMPANY
ARTICLE I Name
ARTICLE II Registered Office and Resident Agent
ARTICLE III Operating Agreement